 GLOBALSTAR ANNOUNCES THIRD QUARTER 2022 RESULTS

Covington, LA, November 3, 2022 -- Globalstar, Inc. (NYSE American: GSAT) today announced its operating and financial results for the quarter ended September 30, 2022.

"The third quarter of 2022 was transformational for Globalstar," commented Dave Kagan, Chief Executive Officer of Globalstar, referring to the September 7 announcement and Form 8-K filing. Kagan continued, "Globalstar is now well positioned as a next-generation telecom infrastructure provider, offering long-term connectivity solutions to customers from space and over terrestrial networks, with stable cash flows that will drive innovation and growth into the future. In addition to meaningful operational highlights that represent a series of successful milestones across wholesale services, terrestrial spectrum and product innovation, we continue to report strong financial results, including year-over-year revenue up 19% through the first nine months of 2022, and we look forward to continued growth from here."

QUARTERLY FINANCIAL REVIEW

Total Revenue

Total revenue for the third quarter of 2022 increased $5.0 million, or 15%, from the third quarter of 2021 primarily due to an increase in service revenue, offset partially by a decrease in revenue generated from subscriber equipment sales resulting from continued supply chain disruptions.

Service Revenue

Service revenue increased $5.5 million due primarily to higher wholesale capacity service revenue - one of our four strategic pillars. The increase in revenue recognized during the third quarter of 2022 is due primarily to consideration received for performance obligations associated with our work to expand and upgrade our gateways as well as support the construction of the new satellites.

Our subscriber driven service revenue was down slightly due to continued headwinds from supply chain challenges which have resulted in reduced equipment sales, and therefore subscriber activations, for many of our core products. Importantly, Commercial IoT, another strategic pillar, increased from the prior year's quarter.

Commercial IoT service revenue increased 5% from the third quarter of 2021 due to growth in our subscriber base. We continue to see steady growth in net subscriber additions, including a 24% increase in gross activations over the last twelve months and lower churn. Consistent with prior quarters, growth in our Latin American average subscriber base represented 5% of our total subscriber growth and average subscribers from this region increased nearly 50% from the prior year's quarter.

Looking to legacy services, SPOT and Duplex service revenue decreased 1% and 6%, respectively, over the prior year's quarter. Despite an increase in average SPOT subscribers, lower ARPU more than offset the growth in subscribers. Lower ARPU was due to the mix of subscriber rate plans, including the continued popularity of flex plans, which have contributed to the increase in average subscribers, however, generally carry lower rates than traditional prepaid unlimited plans. The decrease in Duplex service revenue was due to churn in our subscriber base, which is expected as we focus on other service offerings.

Subscriber Equipment Sales

Subscriber equipment sales decreased $0.4 million in the third quarter of 2022 compared to the third quarter of 2021 due to a lack of inventory to fulfill sales orders. Component part shortages have continued to impact our ability to produce our most popular SPOT and IoT devices over the past few quarters. However, we have resolved certain production issues during the quarter and are making substantial progress on others as we expect more normalized supply next year.

Commercial IoT equipment sales revenue increased almost 50% over the prior year's quarter due to a higher volume of SmartOne Solar unit sales, primarily due to our ability to resume production during the third quarter of 2022. While sales orders continue to outpace production, we are striving to fulfill our remaining back orders by the end of the year. Our

SmartOne C device was in a back-order status during the third quarter of 2022; however, we started fulfilling these orders during the fourth quarter of 2022.

SPOT equipment sales revenue was down 41% due to a lack of inventory to fulfill sales orders for two core SPOT products. Similar to Commercial IoT, we are navigating these supply chain challenges and expect to resume production and successfully fulfill our back orders in the coming weeks.

Loss from Operations

Loss from operations was $186.6 million during the third quarter of 2022 compared to $14.7 million during the third quarter of 2021 driven predominantly by a non-cash charge of $174.5 million following the abandonment of our second-generation Duplex assets during the third quarter of 2022. Upon the announcement in September 2022, our strategy associated with these assets permanently shifted and we determined that we would no longer support second-generation Duplex services. Our first-generation Duplex services will continue to be offered within the retained capacity for our direct services.

Excluding the reductions in value of equipment and long-lived assets, loss from operations would have improved quarter over quarter due to an increase in revenue (discussed above) offset partially by an increase in operating expenses driven primarily by higher cost of services and management, general and administrative costs (MG&A).

Consistent with recent quarters, cost of services was higher due primarily to higher licensing and professional fees, which have been elevated to support the launch of a new ERP system and other information technology security and maintenance. Higher lease and related occupancy costs associated with gateway expansion efforts also contributed to the increase in cost of services. Higher personnel costs also contributed to the increase in cost of services quarter over quarter.

MG&A costs were higher during the third quarter of 2022 due primarily to non-cash stock-based compensation designed to retain key employees.

Net Loss

Net loss was $204.4 million for the third quarter of 2022 compared to $30.9 million for the third quarter of 2021. Unfavorable variances in non-cash items, such as foreign currency losses due to changes in exchange rates on intercompany balances, a loss on the termination of our pension plan, a gain on extinguishment of debt that did not recur in 2022, and the abandonment of ground assets described above, contributed to the increase in net loss. These items were offset partially by lower interest expense.

Adjusted EBITDA

Adjusted EBITDA was $14.2 million during the third quarter of 2022 up $3.7 million, or 35%, compared to the prior year's quarter due to higher revenue offset partially by higher operating expenses (excluding EBITDA adjustments) for the reasons previously discussed.

YEAR TO DATE FINANCIAL REVIEW

Total Revenue

For the nine months ended September 30, 2022, total revenue increased 19% to $107.2 million driven by higher service revenue, offset partially by lower revenue generated from subscriber equipment sales due primarily to continued supply chain disruptions impacting our SPOT product sales. The increase in service revenue was driven by revenue recognized for wholesale services, while revenue from our MSS subscribers was up modestly over the prior year's period due to increases in Commercial IoT and SPOT, offset partially by a decline in Duplex.

Net Loss

Similar to the third quarter variance, net loss for the nine months ended September 30, 2022 was significantly impacted by a reduction in value of second-generation Duplex assets. Without this impairment, net loss would have improved from the prior year period due primarily to higher net revenue.

Adjusted EBITDA

Adjusted EBITDA increased 48% to $39.1 million for the nine months ended September 30, 2022, due primarily to an $18.6 million increase in total revenue recognized from wholesale services.

Liquidity

As of September 30, 2022, we held cash and cash equivalents of $14.7 million. Our current sources of cash also include operating cash flows generated from the business and vendor financing. We expect our uses of cash over the next twelve months to include operating costs, capital expenditures and the repayment of vendor financing. We are pursuing a new debt financing arrangement to fund amounts due under the Procurement Agreement, which provide for deferral of milestone payments through mid-December 2022, as amended.

FINANCIAL OUTLOOK

We recently provided financial guidance for full-year 2023, excluding revenue from terrestrial spectrum opportunities. We reiterate this guidance today with anticipated results included below. We expect to update this guidance on an annual basis, or more frequently if determined necessary.

◦Total revenue in 2023 between $185 million and $230 million
◦Adjusted EBITDA margin of approximately 55%, up from 36% during the nine months ended September 30, 2022

We expect these financial metrics to continue to improve significantly by 2026, which is expected to be the first full year in which the new satellites are operational, with total revenue expected to increase by approximately 35% compared to the 2023 forecast.

Jay Monroe, Globalstar Executive Chairman, commented, “Globalstar has an established satellite network and global spectrum portfolio, as well as a long history of providing reliable, life-saving satellite connectivity, and technological innovations. I believe this quarter is a substantial step forward in unlocking shareholder value through the continued execution of our four pillars strategy. Beyond Globalstar’s unique asset quality, the Company's persistence is leading us to additional large opportunities for growth in both terrestrial and commercial IoT, and we look forward to sharing these successes with you.”

Investor Day

We will hold an Investor Day on Wednesday, November 16, 2022, at 9:00 a.m. ET in New York City. Members of our executive leadership team will present an overview of our four pillars of value, including a discussion of our business, future strategies, and financial outlook followed by a live Q&A. Those who are interested in attending are encouraged to register as space is limited. Register on www.globalstar.com/investorday.

About Globalstar, Inc.
Globalstar empowers its customers to connect, transmit and communicate in smarter ways – easily, quickly, securely, and affordably – offering reliable satellite and terrestrial connectivity services as an international telecom infrastructure provider. The Company’s LEO satellite constellation assures secure data transmission for connecting and protecting assets, delivering key operational data, and saving lives – from any location – for consumers, businesses, and government agencies across the globe. Globalstar’s terrestrial spectrum, Band 53/n53, offers carriers, cable companies, and system integrators a versatile, fully licensed channel with a growing ecosystem to improve customer wireless connectivity. In addition to SPOT GPS messengers, Globalstar offers next-generation IoT hardware and software products for efficiently tracking and monitoring assets, processing smart data at the edge, and managing analytics with cloud-based telematics solutions to drive safety, productivity, and profitability.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

Investor Contact Information:
Denise Davila
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability, the impact on our business due to unexpected events such as the COVID-19 coronavirus, and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2022	2021
Revenue:
Service revenue	$33,301	$27,848
Subscriber equipment sales	4,325	4,766
Total revenue	37,626	32,614
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	11,294	9,648
Cost of subscriber equipment sales	3,490	4,099
Cost of subscriber equipment sales - reduction in the value of inventory	8,537	71
Marketing, general and administrative	10,707	9,196
Reduction in the value of long-lived assets	166,001	242
Depreciation, amortization, and accretion	24,238	24,072
Total operating expenses	224,267	47,328
Loss from operations	(186,641)	(14,714)
Other (expense) income:
Loss on extinguishment of debt	—	(829)
Interest income and expense, net of amounts capitalized	(7,583)	(11,406)
Derivative gain	662	229
Foreign currency loss	(9,406)	(4,752)
Pension settlement loss	(1,501)	—
Other	(45)	473
Total other expense) income	(17,873)	(16,285)
Loss before income taxes	(204,514)	(30,999)
Income tax benefit	(153)	(114)
Net loss	$(204,361)	$(30,885)

Net loss per common share:
Basic	$(0.11)	$(0.02)
Diluted	(0.11)	(0.02)
Weighted-average shares outstanding:
Basic	1,800,504	1,793,144
Diluted	1,800,504	1,793,144

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2022	2021
Net loss	$(204,361)	$(30,885)

Interest income and expense, net	7,583	11,406
Derivative gain	(662)	(229)
Income tax benefit	(153)	(114)
Depreciation, amortization, and accretion	24,238	24,072
EBITDA	(173,355)	4,250

Non-cash compensation	2,100	905
Foreign exchange and other	9,451	4,279
Reduction in value of inventory and long-lived assets	174,538	313
Non-cash settlement of pension plan	1,501	—
Loss on extinguishment of debt	—	829
Adjusted EBITDA (1)	$14,235	$10,576

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets and inventory, foreign exchange (gains)/losses and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenue and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	September 30,
	2022		2021
	Service	Equipment	Service	Equipment
Revenue
Subscriber
Duplex	$9,021	$15	$9,632	$265
SPOT	11,753	1,558	11,873	2,619
Commercial IoT	4,673	2,713	4,458	1,841
Wholesale capacity	6,972	—	1,301	—
Engineering and other	882	39	584	41
Total revenue	$33,301	$4,325	$27,848	$4,766

Average subscribers
Duplex	41,204		45,004
SPOT	276,203		271,843
Commercial IoT	444,397		410,630
Other	428		26,848
Total average subscribers	762,232		754,325

ARPU (1)
Duplex	$72.98		$71.34
SPOT	14.18		14.56
Commercial IoT	3.51		3.62

(1)    Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.